Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Ownership Interest	Names Under Which Subsidiary Does Business

NTI ASEAN LLC	Delaware	60%	Same

Northern Technologies Holding Company, LLC	Delaware	100%	Same

Natur-Tec India Private Limited	India	75%	Same

Natur Tec Lanka (Pvt) Ltd	Sri Lanka(1)	75%	Same

Zerust Prevenção de Corrosão S.A.	Brazil	85%	Same

NTIC (Shanghai) Co., Ltd.	China	100%	Same

ZERUST-EXCOR MEXICO, S. de R.L. de C.V	Mexico	100%	Same

NTIC Europe GmbH	Germany	100%	Same

Zerust Singapore Pte Ltd	Singapore(2)	60%	Same

Zerust Vietnam Co. Ltd	Vietnam(2)	60%	Same

Harita-NTI Limited	India	100%	Same

(1)                            Natur Tec Lanka (Pvt) Ltd. is 100% owned by Natur-Tec India Private Limited and, therefore, indirectly owned by Northern Technologies International Corporation.

(2)                            Zerust Singapore Pte Ltd and Zerust Vietnam Co. Ltd are 100% owned by NTI Asean LLC and, therefore, indirectly owned by Northern Technologies International Corporation.